EXHIBIT 5.1

     [PC Letterhead]

                      April 26, 2000

Merix Corporation
1521 Poplar Lane
Forest Grove, OR 97116

  Re: 2,425,000 Shares of Common Stock of Merix Corporation (the "Company")

Ladies and Gentlemen:

    We have acted as counsel to the Company in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), to be filed with the Securities and Exchange Commission with respect to an aggregate of 2,425,000 shares of Common Stock of the Company (the "Shares"), that may be issued pursuant to the Merix Corporation 1994 Stock Incentive Plan and the Merix Corporation 2000 Nonqualified Stock Option Plan (the "Plans"). We have examined the Registration Statement and such documents and records of the Company and other documents as we have deemed necessary for the purpose of this opinion.

    We are of the opinion that the Shares that will be issued upon the exercise of stock options granted pursuant to the Plans have been duly authorized and that, upon the receipt of the consideration therefor in accordance with the terms of the Plans and issuance thereof by the Company, the Shares will be validly issued, fully paid and nonassessable.

    We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                      Very truly yours,

                      /s/ PERKINS COIE LLP